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                                                                  Exhibit #99(c)
                                 MUTUAL RELEASE


         THIS AGREEMENT is by and between BICK GOSS and BRUCE SAUNDERS, Co-Trustees of the ERNIE PARMENTIER TRUST in their capacity as Co-Trustees arid within their authority and powers as Co-Trustees of the ERNIE PARMENTIER TRUST to bind the Trust on the one part, and STEARNS & LEHMAN, INC., acting by and through WILLIAM C. STEARNS, its President acting within his powers as an officer of the company, on the other part.

         WHEREAS, there have been diverse business dealings and transactions between the ERNIE PARMENTIER TRUST and STEARNS & LEHMAN, INC. with reference to production and distribution of products under the GRAN MERE product label and otherwise; and

         WHEREAS, disputes and differences have arisen between and among the parties hereto regarding the continuation or non-continuation into the future of the dealings and transactions between and among them; and

         WHEREAS, the Co-Trustees of the ERNIE PARMENTIER TRUST, acting within their power to bind the Trust, and STEARNS & LEHMAN, INC. have agreed to settle and resolve fully and completely and for all time, all of the said disputes and differences between and among them by making certain payments and promises each to the other;

         NOW, THIS AGREEMENT WITNESSETH THAT, in pursuance of the said agreement between and among the ERNIE PARMENTIER TRUST and STEARNS & LEHMAN, INC., it is hereby agreed as follows:

         A. STEARNS & LEHMAN, INC. shall pay to the ERNIE PARMENTIER TRUST the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) within three (3) business days of receipt of a fully executed copy of this Mutual Release;

         B. STERNS & LEHMAN, INC. gives up, relinquishes, transfers and assigns all of its rights, title arid interest to the GRAN MERE product line and existing trademarks, logos, or other intangible things related thereto;

         C. All rights to the GRAN MERE product line shall revert to the ERNIE PARMENTIER TRUST;

         D. The ERNIE PARMENTIER TRUST and its Trustees, settlers, and beneficiaries hereby expressly release, acquit and forever discharge STEARNS & LEHMAN, INC., its officers, agents, employees, shareholders and subsidiary corporations or related entities of and from any and all claims, actions, causes of action, demands, rights, damages, costs, losses of service, expenses, compensation, and/or obligations of any and all types growing out of or in any way related to the previous business dealings between the ERNIE PARMENTIER TRUST and STEARNS & LEHMAN, INC.;


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         E. STEARNS & LEHMAN, INC., for itself and for its officers, shareholders, and any subsidiaries or related companies hereby expressly releases, acquits and forever discharges the ERNIE PARMENTIER TRUST and its Co-Trustees, settlers, beneficiaries, and any other re!ated entities from any and all claims* actions, causes of action, demands, rights, damages, costs, losses of service, expenses, compensation, and/or obligations of any and all types growing out of or in any way related to the previous business dealings between the ERNIE PARMENTIER TRUST and STEARNS & LEHMAN, INC.

         F. Notwithstanding anything contained herein, STEARNS & LEHMAN, INC. INC. continue to have the right for a period of ninety (90) days to sell all remaining GRAN MERE finished goods inventory and related components as it may deem appropriate. STEARNS & LEHMAN, INC. shall be entitled to all proceeds from all sales made pursuant to the preceding sentence of this Paragraph F. After the ninety (90) day period established herein, there shall be no further sales of finished goods inventory and related components by STEARNS & LEHMAN, INC. and all remaining finished goods inventory not sold at the end of said ninety (90) day period shall be destroyed. Further, the ERNIE PARMENTIER TRUST shall inform STEARNS & LEHMAN. INC. of who it has chosen as the new manufacturer of the GRAN MERE product line so that STEARNS & LEHMAN, INC. may try to negotiate the sale of all of its remaining raw materials (i.e.~ jars, caps, etc.) to such new manufacturer, with STEARNS & LEHMAN, INC. to be entitled to all proceeds from all sales of said remaining raw materials to the new manufacturer. The ninety
(90) day limit provision and the no further sales and destruction of goods provisions of this Paragraph F. shall not apply to this potential sale of raw materials.

         G. STEARNS & LEHMAN, INC. represents that it is the owner of all of the rights of Select Origins by merger of Select Origins into STEARNS & LEHMAN, INC. and that therefore, STEARNS & LEHMAN, INC. has the present right to transfer and/or relinquish all of said rights in the original license agreement between the ERNIE PARMENTIER TRUST and Select Origins. Further, STEARNS & LEHMAN, INC. represents that is has clear title to all of the items transferred or relinquished herein and that said title is subject to no claim or lien of any nature or type except for any possible claims by the ERNIE PARMENTIER TRUST.

         H. STEARNS & LEHMAN, INC. shall indemnify and hold harmless the ERNIE PARMENTIER TRUST for any claims resulting from STEARNS & LEHMAN'S use, sale and/or exploitation of the product in all medium, and against the items sold or relinquished pursuant to the agreement embodied in this Mutual Release accruing up through the date of this Mutual Release, save and except therefrom any and all claims resulting from or relating to the original formulation of the products described herein.

         I. STEARNS & LEHMAN, INC. shall provide to the ERNIE PARMENTIER TRUST any and all formulas and/or recipes associated with the GRAN MERE product line. Further, after the ERNIE PARMENTIER TRUST elects a new manufacturer, when such manufacturer purchases the raw material inventory from STRERNS & LEHMAN at cost, STEARNS & LEHMAN shall provide such new manufacturer with a customer list listing all customers who have purchased any products in the GRAN MERE product line.


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         IN WITNESS WHEREOF, the parties have set their hands to this Mutual
Release the day and year set forth beside such party's signature.


                                         ERNIE PARMENTIER TRUST


Date:    June 20,1997                    By:  /s/ Bick Goss
                                              ---------------
                                              BICK GOSS, Co-Trustee


                                         And By:  /s/ Bruce Saunders
                                                  --------------------
                                                  BRUCE SAUNDERS, Co-Trustee



                                         STEARNS & LEHMAN, INC.

Date:    July 9, 1997                    By:  /s/ William C. Stearns
                                              ------------------------
                                              WILLIAM C. STEARNS, President




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